Exhibit (a)(5)(A)

High Templar Tech Commences a Tender Offer to Repurchase up to 39 Million of its ADSs

XIAMEN, China, May 26, 2026 /PRNewswire/ -- High Templar Tech Limited (the “Company,” “High Templar” or “we”) (NYSE: HTT), announced today that it has commenced a “modified Dutch auction” tender offer (the “Tender Offer”) to purchase up to 39 million American Depositary Shares (the “ADSs”) of the Company, each representing one Class A ordinary share, par value US$0.0001 per share, at a price not less than US$2.80 per ADS or more than US$3.20 per ADS (the “Purchase Price”), less any applicable withholding taxes and without interest. The Tender Offer will expire at 5:00 P.M., New York City time, on June 24, 2026, unless extended or earlier terminated (such date, as it may be extended, the “Expiration Date”).

A “modified Dutch auction” tender offer allows securityholders to indicate how many ADSs and at what price within the range described above they wish to tender their shares. Based on the number of ADSs tendered and the prices specified by the tendering securityholders, the Company will determine the lowest price per ADS (in increments of US$0.05) within the range that will enable it to purchase 39 million ADSs, or such lesser number of ADSs that are properly tendered and not properly withdrawn prior to the expiration date of the Tender Offer. In the event that more than 39 million ADSs are properly tendered in the Tender Offer, the Company may exercise its right to increase the number of ADSs sought in the Tender Offer by an amount not exceeding 2% of its outstanding ADSs without extending the Expiration Date. The Company also expressly reserves the right, in its sole discretion, to amend the Tender Offer to purchase additional ADSs, subject to applicable law. All ADSs purchased in the Tender Offer will be purchased at the same price, even if the securityholders tendered at a lower price. ADSs tendered at a price above the price at which the Company is able to purchase 39 million ADSs will not be purchased in the Tender Offer.

The Tender Offer will not be conditioned upon the receipt of financing or any minimum number of ADSs being tendered. The Tender Offer will, however, be subject to certain conditions as specified in the offer to purchase, dated May 26, 2026 (the “Offer to Purchase”). While the Company’s Board of Directors has authorized the Company to make the Tender Offer, neither the Company, its Board of Directors, the dealer manager, the information agent or the depositary makes any recommendation to any shareholder as to whether to tender or refrain from tendering any ADSs or as to the price or prices at which securityholders may choose to tender their shares. The Company has not authorized any person to make any such recommendation. Shareholders must decide whether to tender their ADSs and, if so, how many ADSs to tender and at what price or prices to tender. In doing so, securityholders should carefully evaluate all of the information in the Tender Offer documents, when available, before making any decision with respect to the Tender Offer, and should consult their own broker or other financial and tax advisors.

The Tender Offer will be made under the Company’s US$300 million share repurchase program announced in March 2024. Future repurchases under the program may be executed after the expiration of the Tender Offer through open market purchases or other means from time to time, subject to applicable laws and regulations and subject to market conditions and other factors.

Deutsche Bank Securities Inc. will serve as the dealer manager for the Tender Offer. Questions concerning the Tender Offer may be directed to Deutsche Bank Securities Inc. at (212) 250-5600. D.F. King & Co., Inc. will serve as information agent for the Tender Offer and Equiniti Trust Company, LLC will serve as depositary for the Tender Offer. For more information about the Tender Offer, please contact D.F. King & Co., Inc. at (888) 644-5854, toll at (646) 989-1649 or email at htt@dfking.com.

The Offer to Purchase, the Letter of Transmittal and related documents will be mailed to registered holders. Beneficial holders will receive the Offer to Purchase and communication from their bank, broker or custodian. For questions and information, please call the information agent toll-free at (888) 644-5854, toll at (646) 989-1649 or email at htt@dfking.com.

The ADSs are traded on the New York Stock Exchange under the symbol “HTT.”

Certain Information Regarding the Tender Offer

The information in this press release describing the Tender Offer is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell ADSs in the Tender Offer. The Tender Offer is being made only pursuant to the Offer to Purchase and the related materials that the Company is filing with the U.S. Securities and Exchange Commission (the “SEC”), and will distribute to its securityholders, as they may be amended or supplemented. Securityholders should read such Offer to Purchase and related materials carefully and in their entirety because they contain important information, including the various terms and conditions of the Tender Offer. Securityholders of the Company may obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that the Company is filing with the SEC from the SEC’s website at www.sec.gov. Securityholders also will be able to obtain a copy of these documents, without charge, from D.F. King & Co., Inc., the information agent for the Tender Offer, toll free at (888) 644-5854, toll at (646) 989-1649 or email at htt@dfking.com. Securityholders are urged to carefully read all of these materials prior to making any decision with respect to the Tender Offer. Securityholders and investors who have questions or need assistance may call D.F. King & Co., Inc..

About High Templar Tech Limited

High Templar is exploring innovative business opportunities globally to satisfy clients’ demand by leveraging its technology know-how and financial service capabilities.

For more information, please visit https://ir.hightemplar.com/.

Safe Harbor Statement

This announcement contains forward-looking statements. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. Among other things, the expectation of its collection efficiency and delinquency, contain forward-looking statements. High Templar may also make written or oral forward-looking statements in its periodic reports to the SEC, in its annual report to securityholders, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about High Templar’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: High Templar’s goal and strategies; High Templar’s expansion plans; High Templar’s future business development, financial condition and results of operations; High Templar’s expectations regarding demand for, and market acceptance of, its products; High Templar’s expectations regarding keeping and strengthening its relationships with customers, business partners and other parties it collaborates with; general economic and business conditions; and assumptions underlying or related to any of the foregoing. Further information regarding these and other risks is included in High Templar’s filings with the SEC. All information provided in this press release and in the attachments is as of the date of this press release, and High Templar does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

For investor and media inquiries, please contact:

In China:

High Templar Tech Limited

Tel: +86-592-317-2318

E-mail: ir@hightemplar.com